Exhibit 99.2
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
               CanArgo Announces $18 Million Private Placement
September 20th 2006 — Oslo, Norway, CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) is pleased to announce that it has agreed a private placement (the “Placement”) of approximately 13 million shares of restricted stock at NOK 9.10 per share (approximately US$1.40 per share), subject to documentation and satisfaction of certain other conditions. The transaction is expected to close by the end of the week. Gross proceeds from the Placement are anticipated to be approximately US$18 million (NOK 117 million). After completion of the Placement and subject to approval of the American Stock Exchange (“AMEX”) to list the shares, CanArgo will have some 237,486,165 shares of common stock issued and outstanding.
The proceeds of the Placement will be used principally for future capital expenditures in Georgia, including without limitation, securing drilling equipment for its appraisal projects, and for general working capital purposes.
Following receipt of AMEX approval, the shares to be issued in connection with this Placement will be restricted securities issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, (the “Securities Act”) afforded by Regulation S and will not have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration or an applicable exemption from registration. CanArgo intends to file a registration statement with the Securities and Exchange Commission to register the shares for resale.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206